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                   [GRAPHIC OF COPEC LETTERHEAD OMITTED]


Santiago, November 3, 2000


Naveed Ismail
The AES Corporation
c/o Jose Maria Eyzaguirre Baeza
Claro y Cia.
Apoquindo 3721, 13th Floor
Santiago, CHILE

Dear Sir:

You indicated that you are analyzing the possibility of effectuating (i) a public offering in Chile to acquire 75% of the shares of the capital stock of Gener S.A., as of September 30, 2000, excluding the shares represented by ADSs, at a minimum unit price of the Chilean peso equivalent of US$ 0.235294118 per share (hereinafter referred to as the "OPA"); and (ii) an offer abroad for the acquisition of all of the ADSs of Gener S.A., in exchange for shares of your parent company.

In this respect, please note the following:

     1. Based upon your publicly announcing the OPA in Chile within the next 2 days, Servicios de Combustibles Limitada (the owner to date of 1,110,830,547 shares of Gener S.A.) and Compania de Petroleos de Chile S.A. (owner to date of 330,085 shares of Gener S.A.) are willing to sell under the OPA a minimum of 75% of their shares as indicated herein and, should the OPA process permit, any greater percentage up to 100% of their shares, for a minimum unit price of the Chilean peso equivalent of US$ 0.235294118 per share.

     2. This commitment is conditioned on the event that no other interested party makes an offer to purchase the Gener S.A. shares that the sellers in good faith, based upon the opinion of their financial advisers, determine to be more advantageous. In the event that such an offer is made, the sellers shall immediately notify the contents of the offer and the name of the party making the offer, and deliver the available documents to the attorneys of Claro y Cia., to the attention of Jose Maria Eyzaguirre Baeza or, in his absence, Jose Maria

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     Eyzaguirre Garcia de la Huerta. In the event that this offer, as indicated
     above, is considered to be more advantageous and the sellers are willing to accept it, they must then advise either of the attorneys named above, within no more than 5 days from the date of becoming aware of such offer, so that your company may match or better the offer within no more than 5 days from the date of delivery of this latest communication. If your company does not respond or does not match or better the offer from the interested third party, the sellers shall be free to act as they wish, without any further engagement with you. In the event that the above-mentioned terms do not allow the purpose of this paragraph to be fulfilled, that is that the sellers may sell their shares under the most advantageous conditions and your company may match or better the last offer, said term shall be reduced as necessary in order to comply with said purpose, so that the term of 5 days for your company may be reduced to not less than 2 days.


     3. The sellers are considering using the authority conferred by article 58 of the Law on Corporations to request Gener S.A. to convene a special shareholders' meeting to amend its bylaws so as to allow any one shareholder to hold more than 20% of the voting shares of Gener S.A.

     If you publicly announce the OPA in Chile within the next 2 days, the sellers agree to request that the Board of Directors of Gener S.A. convene a special shareholders' meeting in order to consider that the bylaws be amended so as to allow the OPA and the offering abroad to take place. In said meeting, the sellers agree to vote in favor of this proposal. Until November 15, 2000, your company may request that the sellers, enforce their right to convene a special shareholders' meeting of Gener S.A. If not so requested, the sellers may request that this meeting be convened and held when they deem appropriate.

     4. The sellers agree not to directly or indirectly: (a) request, initiate or encourage any proposal related to an alternative offer, nor to (b) participate in any discussions or negotiations, nor assist any person with regard to an alternative offer.

     5. If your company publicly announces the OPA in Chile within the term indicated above, you will be authorized to disclose that the sellers are willing to sell their shares in Gener S.A. under the terms and conditions indicated in this letter.

     6. The commitment of the sellers indicated in this letter shall be valid for a maximum of 120 days from today, or shall terminate earlier in the event that your company states that the OPA and the offering abroad were not successful, among other reasons, because the acquisition of a majority of the voting shares of Gener S.A. was not achieved.





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We trust that you will consider the terms of this letter in making your decision as to whether or not to proceed with the OPA and remain,



                                    Very truly yours,

[signed] [signed]


for: Compania de Petroleos de Chile S.A.      for: Servicios de Combustibles
     Felipe Lamarca C. Jorge [illegible]           Limitada
                                                   Ricardo [illegible]
                                                   Ramiro  [illegible]

I concur and sign a copy of this letter
that shall remain in the possession
of the sellers. Santiago, November 3, 2000


[signed]

for:  The AES Corporation